Exhibit 10.6

5th May 2011

Mr. Surendra Kumar Gupta

[Address]

SUB: APPOINTMENT LETTER

Dear Surendra:

With reference to your application and subsequent interviews you have had recently regarding your appointment with Azure Power India Pvt. Ltd. having its registered office at New Delhi (hereinafter referred to as “Azure” which shall mean and include the said company, its executors, assigns and successors -in -interest).

We are pleased to offer you a position in our organization on the following terms and conditions.

1.	Appointment/Designation

You are being appointed as the Chief Financial Officer w.e.f 16th May 2011.

WHEREAS

•	The Company is engaged with the business of generation and production of solar energy and electricity.

•	The Employee has represented to the Company that he/she has the requisite knowledge, expertise, experience and skill to render the services in relation to the requirements of such person under the terms of this Agreement.

•	The Company has, based on the aforesaid representations made by the Employee, agreed to retain the services of the Employment for the consideration and subject to the terms and conditions herein contained.

2.	Salary

You will be entitled to a consolidated salary of Rs.50,00,000/annum (Inclusive of a 20% performance based incentive) which includes salary and other allowances/reimbursements as prescribed for the post. Please note that all payments will be strictly as per the rules and regulations as defined under the Income Tax Act, 1961 and other related statutes, and any subsequent modifications. The management reserves the right to merge, bifurcate or modify the salary structure at any time at its sole discretion keeping the CTC same.

You will be entitled to a company car as per the Company Car Policy.

ESOP: Subject to the approval of the board you will be granted 600 shares of ESOP as per company stock grant policy.

Performance based linked up to 20% (of Total CTC) will be based on the Individual and Company annual Performance and reviewed by the Management.

3.	Performance Management/Appraisals

Performance management/Appraisals are designed to foster mutual understanding about job responsibilities, job interest and career objectives between the employees and their supervisors, share employee concerns and problems set mutually agreeable goals and targets for the nest review period.

4.	Job Responsibilities

You will be a part of the Accounts & Finance Department at Azure. Your duties and responsibilities will be discussed with you in detail at the time of joining and may be re-assigned to you from time to time. You might be assigned additional responsibilities as and when required. We will continuously monitor your work performance to ensure that you remain challenged and that our work program brings out the best in you. We look forward to deliverables that fully attest to your background and qualifications. You shall abide by such rules and regulations, directions, instructions or orders of the Company, in this regard, as are issued or communicated from time to time.

Azure Power India Private Limited, No. 8, LSC, Madangir, Pushp Vihar, New Delhi-110062

Ph. : 011-49409800    Email : info@azurepower.com    Web : www.azurepower.com

5.	Medical Fitness

Your appointment and continuance will be subject to your being medically fit for job/work and the management will have the right to get you examined from the company’s Medical Practioner, whose finding shall be final and binding upon you.

6.	Transferability

1)	Your services may be transferred from one job/position/location to another, from one department to another or from the appointing company to any other company /division of Azure, whether existing at present or to be set up in future anywhere in India or abroad.

2)	In such a case, you will be governed by the rules, regulation, and orders as applicable in the establishment to which you have been transferred, including conditions and rules covering Working Hours, Leave, Holidays Salary, Allowances and perquisites.

7.	Leaves

All leaves shall be in accordance with the Company’s policy and would require prior sanction / approval of the sanctioning authority. In case of sick leave or casual leave or any other leave taken under unforeseen circumstances, for which prior approval is not possible, immediate information by telephone will be required to be sent to the sanctioning authority. The necessary written approval is to be taken on your next working day and mailed to HRD. In case you fail to do so, Management will have the right to take action against you under the rules of the Company.

8.	Probation

You will be on probation for a period of twelve months from the date of your appointment. Please note that the following special Terms and Conditions of service are applicable to you only during the period of your Probation:

1)	Your transition into post-probation services for the Company is fully subject to and dependent on the satisfactory performance during the period of your Probation. Lack of such satisfaction of Azure from your services, may and should cause termination of your employment as detailed herein.

2)	During the period of your Probation your service may be terminated at the discretion of the Company, without assigning any reason, by giving one month’s notice in writing or salary in lieu of the notice. During this period you may resign your appointment by giving one month’s notice in writing to the company or salary in lieu of the notice period.

3)	During the period of your Probation only the fixed salary is taken into consideration for the calculation of the salary in lieu of the notice period i.e. all full & final settlements

4)	You will be confirmed in the services of the Company after satisfactory performance during probation, and you will not be deemed to have been confirmed unless you are informed In writing to that effect.

5)	Your period of Probation may be modified at the discretion of Azure, depending on your performance and other factors.

9.	Termination from Service

If you shall be found engaged in or abetting immoral, illegal or other activities against the interests of the organization or its employees or found absent for more than seven consecutive working days without prior permission in writing of the management or If you proceed on leave without prior sanction or overstay the sanctioned leave without proper intimation and/or approval, at the discretion of the Azure management, your service may automatically come to an end and a presumption will be drawn that you have abandoned the employment/service on your own accord by losing lien on the post and under such circumstances you will lose all rights to any compensation or other payables due to you after proper adjustments.

10.	Relinquishing Service / Relieving

After confirmation both the parties to the contract may terminate the contract of employment by giving six months’ notice in writing or salary in lieu of the notice period. The organization has a right to deduct the amount from the salary or any other payable dues whatsoever. After confirmation the fixed salary is taken into consideration for the calculation of the salary in lieu of the notice period i.e. all full and final settlements.

11.	Job Assignments

You may, during the course of your employment, be given any assignment that may derive from the Company’s business needs as defined from time to time by your reporting manager and the Azure management. Such management shall give you any assignment that they, in their subjective judgment, feel is suited to your background, qualifications or experience. You will not refuse to carry out any assignment solely on the grounds that it has not been part of your usual duties during your employment. You will also not be entitled to any additional compensation for carrying out any job, which in the opinion of the Management is equivalent to the job you have been assigned earlier.

12.	Other General Terms of Employment

1)	The employee shall not be associated in any whatsoever with any competitor company for. a period of at least 12 months after departure from Azure

2)	The Employee shall while employed with the Company devote his entire time; attention and abilities to the business of the Company. However, the Employee shall be entitled to devote time to such activities or engagements (being inter alia in the nature of product sales/ development etc.) that are not only beneficial to the Company but are also carried out in a manner that is not detrimental to the interests of the Company, and which are undertaken with the prior approval of the board of directors of the Company. The Employee agrees to use his best efforts in the performance of his duties and responsibilities and shall perform all of his duties with due care, skill and diligence.

3)	The Company’s will impart to you training, and may expose you to vital, significant business information, and trade secrets, divulgence thereof could adversely affect the interests’ of the Company. Any and all Information you are exposed to during your probation period, training and/or employment and thereafter that is related to the Company’s business, operation, commercial, technical and/or other interests, whether in oral or in written form, including but not limited to documentation, scientific, designs, software, prototypes, product descriptions, technical or business information, ideas, discoveries, inventions, specifications, formulas, processes, programs, plans, drawings, models, network configuration and rights-of-way, requirements, standards, financial and non-financial data, marketing, trade secrets, know-how, customer lists, prices, as well as any and all intellectual and industrial property rights contained therein and/or in relation thereto shall be considered as Strictly Confidential. Hence you will not, during employment with the Company in terms of this letter (except so far as may be proper in the ordinary course of business and in the interest of the Company or at any time thereafter) divulge any information in any way whatsoever relating to the Company or its business and/or any of its customer and/or any other information, data and or any sketches, drawings, specifications etc. which may come to your knowledge relating to the Company’s business in the course of your employment. You shall always maintain strict secrecy regarding any technical, commercial, operational or other business Information gained or acquired by you or imparted to you in course of or after your employment. Any violation in this regard will make you liable for attendant consequential actions against you including termination without any further reference on the subject for which you will be solely responsible.

4)	The assets/data given to you are exclusive rights of the organization; you are only given the mere authorization to utilize the assets/data on behalf and for the organization. All data created by you during your association with the company are also exclusive rights of the company. Upon resignation it Is your primary duty to hand-over all these assets/data to your reporting manager assigned by the company and obtain the necessary clearances from your department and subsequently the HRD. In case of any tampering or illegal usage of these assets/data or nonsubmission of the assets/data upon resignation, the company reserves all rights to initiate appropriate legal actions against you and you will automatically loose all rights to any dues payable to you.

5)	All discoveries, inventions and designs of equipment and methods, which you may cause or come across or come In possession of during the course of your employment, shall be the property of the company.

6)	In case Azure imparts High cost training to the employee, the employee shall be required to enter into a written agreement with Azure prior to the training and only after the agreement has been signed will the employee be permitted to proceed for the training.

7)	The terms stated in clauses 12.1 and 12.2 shall survive the termination of your employment (whether willingly or unwillingly) for a period of three (3) years.

8)	You will not, during or at any time after the termination of your employment with this company, either on your own or on behalf of any other person, firm or company canvass, solicit or entice any of the company’s customer or any other employee working in the company. In case you indulge in such type of activities, this will be treated as a breach of the terms & conditions of this letter of appointment.

9)	You will not carry on or be concerned with any business on your own or on behalf of anyone else directly or indirectly, nor shall you take on any other business or be associated with any other business with or without remuneration during the course of your employment with this company. In case you holding any other position in any company, firm, entity you are required to immediately bring it to the notice of the company and relinquish such a position as if told by the company to do so. You shall abide by such rules and regulation of the company as may be there in force from time to time. You shall at all times maintain absolute integrity and devotion to duty and conduct yourself in a manner conducive to the best interest, credit, and prestige of the company. You shall not, at any time, work against the interest, credit, and prestige of the company or commit any act, which Is unbecoming of an employee. Any act against the basic and universally accepted understanding or any violation of any of these norms of behavior on your part will be viewed as misconduct and management will be competent to take disciplinary against you.

12)	You shall not enter into any financial relationship or receive any financial help or accept any favors or assistance of any kind, except in connection with and for the benefit the Company’s business, from any suppliers, customers, and dealers of the company.

13)	This appointment will cease immediately, if any of the statement made or particulars given in your application/employment form are found to be false or incorrect in material particulars.

14)	This appointment letter along with the Annexure shall form the contract of employment between you and Azure (“Azure” or “The Company”).

15)	Failing to observe any of the condition of service, including those specified in the rules will amount to the misconduct of “Willful” disobedience of any lawful and reasonable order of a superior.

16)	The Company with the consent of the employee has the right to vary, amend and modify an item of the pay packet without adversely affecting the total pay packet

17)	This appointment is based on the information given by you to us in your application/employee data form and during you evaluation process and shall be considered null and void of any material error/suppression in the company’s opinion is discovered at any point of time.

18)	In case of any change in the address during the course of your employment it shall be your duty to intimate the same to the management/personnel department in writing within three days from such change in address.

19)	All communications sent to you by the mgt. At your last given address shall be deemed to have been delivered to you at correct address.

20)	You will be responsible for the safe custody of the tools, equipment, documentation and any other items entrusted to you and in case of any damage or loss, the management shall have the right to deduct the same from your salary/wages besides taking any other disciplinary action as may deemed fit and proper.

21)

In case of theft, fraud, dishonesty, drunkenness, fighting, riotous or disorderly behavior or conduct, smoking and spitting on the premises, gambling, damaging or destroying records, files papers or other information (whether in tangible or non-tangible form), or properties of the company, impertinence, in subordination, threatening, assaulting or intimidating any superior officer/ manager/ Director, holding or organizing or taking part in any meeting, demonstration, illegal strike, unlawful and unjustified cessation of work or adopting go slow tactics or refusal of work or attempt to incite or intimidate or force other workmen to go on strike in advance, habitual negligence in discharge of duties, using insulting words or abusive languages towards the superior/manager, vulgarity, molestation of other employees, teasing and cutting indecent jokes or making indecent remarks towards other employees and any other act/omission/offence constituting misconduct is alleged against you in accordance with the provision of the standing orders/service Rules of the company you may be placed under suspension pending enquiry and shall not be entitled to any form of salary/wages during the period of such suspension.

22)	If during the suspension enquiry or in accordance with the report of enquiry office your misconduct will be proved or you will be found guilty, your services will be liable to be terminated without giving notice or compensation or wages in lieu of notice.

23)	You shall retire on attaining the age of 60 years; however extension of the appointment is performance based and subject to management discretion

13.	Verification

This appointment is based on the details provided by you to the Company. Your appointment is subject to satisfactory verification of your character, antecedents, and testimonials.

You will be required to submit the following prior to your first day of Employment with the Company

•	Copy of pay slip of your last month of employment

•	Copy of current/last employer’s Appointment Letter

•	Copy of all Degree and/or Professional Course certificates

•	Photocopy of Passport /Driving License/PAN card

•	Relieving Letter from last employer

•	4 Passport size photographs

14.	Joining

You shall take up your duties on or before the 16th of May 2011. You will be reporting to the C.E.O. and will be posted at New Delhi.

This letter is being sent to you in duplicate. Please affix your signature on the duplicate copy in token of your acceptance of the salary, perks & benefits as well as all other terms and conditions contained in this letter and return the same to us for our records within seven days from issue of this letter.

We look forward to your favorable reply and to working with you at Azure

Wishing you all the best...

Yours Sincerely

/s/ H.S Wadhwa

H.S Wadhwa

C.O.O.

I Surendra Kumar Gupta hereby declare that I had fully read and understood the terms & conditions enumerated above to the best of my knowledge and belief.

I hereby agree & accept the all the above terms and conditions.

/s/ Surendra Kumar Gupta
Signature of the Employee

Name:	Surendra Kumar Gupta

Date:	5th May, 2011

Annexure 1

Salary Details

Name:	Surendra Kumar Gupta
Designation:	Chief Financial Officer

Particulars	Amount per month (INR)	Annual Amount (INR)
Basic Salary	2,21,437	26,57,247
House Rent Allowance	1,09,066	13,08,793
Conveyance Allowance	800	9,600
Medical Reimbursement	1,250	15,000
Employers PF Cont.	780	9,360
Variable component	—	10,00,000
GROSS SALARY	3,33,333	50,00,000

Non-Disclosure Agreement

This agreement made on the 5th of May in the year 2011 by and between Azure Power India Pvt. Ltd. a company incorporated under the Companies Act, 1956 and having its Registered Office at No. 8, LSC, Madangir, Pushp Vihar – 110062 represented by its Director Mr. Inderpreet Wadhwa hereinafter referred to as “Azure” (which expression shall unless excluded by or repugnant to the subject or context be deemed to include its successors and assigns) of the ONE PART: AND Mr. Surendra Kumar Gupta, S/o. Late Mr. Krishan Lal Gupta aged about 58 years residing at [Address], hereinafter called the “RECIPIENT” (which expression shall unless excluded by or repugnant to the subject or context be deemed to include his/her heirs, executors, administrators, representatives and permitted assigns) of the OTHER PART.

WHEREAS “Azure” has been incorporated to carry on businesses of generation and production of solar energy and electricity

WHEREAS the RECIPIENT is employed as the chief Financial Officer in “Azure” AND WHEREAS for achieving its objectives, it is essential for “Azure” that any information related to it’s business or in any way concerning it, be treated as proprietary and kept strictly confidential by any party to whom such information is disclosed or made known.

AND WHEREAS “Azure” has employed the RECIPIENT as the Chief Financial Officer and in contemplation of such relationship, “Azure” expects to disclose certain confidential trade, business and scientific information to the RECIPIENT which “Azure” considers proprietary.

AND WHEREAS “Azure” requires that the RECIPIENT shall enter into a Non-Disclosure Agreement with “Azure” prior to commencement of employment by the RECIPIENT as “Azure” shall be disclosing certain confidential trade, business, technical, scientific and other information to it, which “Azure” considers proprietary.

AND WHEREAS the RECIPIENT acknowledges that such confidential information is valuable and agrees that the same shall be kept confidential and non-circumvented by it / him.

NOW THEREFORE THIS AGREEMENT WITNESSETH AS FOLLOWS:

Article 1. Confidential Information

The term “Confidential Information” shall mean all information (including but not limited to graphic material, specifications and other technical and business information and strategies) received by the RECIPIENT under the terms and conditions of this Agreement whether or not identified either in writing or orally as “Confidential” at the time of its disclosure.

Article 2. Use of Confidential Information

2.1.	The RECIPIENT shall hold in trust and confidence for “Azure” all Confidential Information of “Azure” and agrees not to disclose such information to any third party anywhere in the world or use such information for any purpose other than that for which such information has been disclosed to the RECIPIENT by “Azure” for a period of at least Three (3) years following the disclosure thereof. The RECIPIENT shall not make any copies of such Confidential Information of “Azure”.

2.2	The RECIPIENT agrees that all Confidential Information disclosed by “Azure” shall remain the property of “Azure” and shall not be disclosed by the RECIPIENT.

2.3	The RECIPIENT will not make any other use of the Confidential Information anywhere in the world except as expressly authorized by this Agreement or subsequently authorized in writing by “Azure”.

2.4.	The RECIPIENT agrees to safeguard the disclosed Confidential Information by using reasonable efforts, consistent with those used in the protection of its own confidential / proprietary information of a similar nature, to prevent its disclosure to others.

2.4	It is agreed and understood between the parties that all the rights to the trade mark, copy right, patents, design and know- how (herein after referred to as IPR) are and shall remain the exclusive property of the “Azure”.

Article 3. Non-Competition

3.1	Any Confidential Information coming to the knowledge of the RECIPIENT or by virtue of his employment or course of his employment in “Azure” is strictly confidential and the RECIPIENT shall not directly or indirectly associate himself with third party to compete in any way anywhere in the world, with the entire range of business, concepts, products, services and intellectual properties of “Azure” or its clients.

3.2	The RECIPIENT agrees not to copy or reverse engineer, or attempt to derive the composition or underlying information of such proprietary information.

Article 4. Non-Circumvention

The RECIPIENT further and irrevocably agrees not to circumvent, avoid, by pass or obviate “Azure” directly or indirectly, anywhere in the world and avoid payment of commission and sharing of profits, fees in any transaction, with any candidate, corporation, partnership or individual or introduced individual, in connection with any transaction, project, addition or renegotiation, renewal, extension, rollover, amendments, new contracts or agreements, parallel or collateral contracts or agreements or third party agreements in any manner whatsoever.

Article 5. Measures to Prevent Disclosure

5.1	The RECIPIENT shall take all necessary measures to prevent any disclosure of the Confidential Information.

5.2.	The RECIPIENT warrants and represents that it shall hold the Confidential Information securely and, that it shall not disclose any Confidential Information to any third party anywhere in the world.

5.3.	The RECIPIENT shall maintain adequate facilities and procedures to prevent the loss of any confidential documents, information or work products. In the event of any loss the RECIPIENT shall notify “Azure” immediately.

5.4	The RECIPIENT shall under no circumstance, disclose Confidential information to contractors, subcontractors, agents or any other third party without first obtaining written consent from “Azure” or its duly authorized representative, except in case of it’s authorised employees.

5.4.	The RECIPIENT shall return to “Azure” all Confidential Information of “Azure” including all copies, translations, conversions, modifications and derivations thereof, upon completion of the need for the same or on expiry or termination of the arrangements between the parties. If such information is needed to be retained for a longer period, the RECIPIENT must obtain a specific and prior time extension in writing from “{COMPANY FIRST NAME}”.

Article 6. Possession of material for execution of duties

The RECIPIENT may be provided equipment by “Azure” such as mobile telephone, laptop, Personal Computer to execute his job effectively. These equipment may be the property of “Azure” or client/s of “Azure”. In the event of the severance of the employment the RECIPIENT shall return the said material in his position, immediately.

Article 7. Entire Agreement

This Agreement constitutes the sole and entire agreement between the parties relating to the subject matter and supersedes all prior agreements or understandings, expressed or implied, between the parties hereto.

Article 8. Exceptions

“Azure” agrees that the foregoing obligations shall not apply with respect to information that

(i)	It was in the possession of the RECIPIENT or known by him/her prior to receipt from the “Azure”, or It was rightfully disclosed to the RECIPIENT by another person without restriction, or

(ii)	it was independently developed by the RECIPIENT without access to such Proprietary Information, or

(iii)	it is required to be disclosed pursuant to any statutory or regulatory authority or court order, provided the RECIPIENT has given the “Azure” prompt notice of such requirement and the opportunity to contest it.

(iv)	“Azure” agrees that under any circumstances, the foregoing obligations shall not be applicable after expiry of three (3) years from the date of disclosure of such proprietary information provided by “Azure” to the RECIPIENT

Article 9. Effective Date

This Agreement shall become effective on its execution with immediate effect.

Article 10. Modification

No modification or amendment of any of the provisions of this Agreement shall be binding unless it is in writing and mutually agreed.

Article 11. Applicable Law

This Agreement shall be governed according to the substantive laws in India.

Articles 12. Jurisdiction

The Courts at Delhi shall have exclusive jurisdiction.

Article 13. Enforcement

13.1.	The RECIPIENT acknowledges that any breach or threatened breach of this Agreement shall cause “Azure” irreparable harm and “Azure” shall be entitled to take action / institute proceedings in any jurisdiction in the world with any authorities against the RECIPIENT and to enforce any damages, claim etc., that “Azure” may have against the RECIPIENT.

13.2.	Without limitation to “Azure” rights set forth above, any dispute arising out of or in connection with this Agreement which cannot be resolved by the parties acting in good faith, shall be finally settled and determined, by arbitration in accordance with the Arbitration and Conciliation Act, 1996. The venue of arbitration shall be Delhi only.

IN WITNESS WHEREOF the parties hereto have, themselves or through their duly authorized representatives, set and subscribed their respective hands the day, month and year first above written. SIGNED AND DELIVERED for and on behalf of “Azure” India Pvt. Ltd., duly represented by its C.O.O.

For AZURE POWER (INDIA) PVT.LTD.

/s/ H.S Wadhwa
/s/ Surendra Kumar Gupta	H.S Wadhwa
Signature of Employee	C.O.O.